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AMENDMENT NO. 1 TO
MERGER AGREEMENT & PLAN OF MERGER

Between:

Uranium Energy Corp.

And:

Concentric Energy Corp.

Uranium Energy Corp.
500 North Shoreline, Suite. 800N, Corpus Christi, Texas, U.S.A., 78401

AMENDMENT NO. 1 TO
MERGER AGREEMENT & PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO MERGER AGREEMENT & PLAN OF MERGER (the "Amendment") is date and made for reference as fully executed on this 5th day of July, 2011 (the "Execution Date").

BETWEEN:

Uranium Energy Corp., a company incorporated under the laws of the State of Nevada, U.S.A., and having an office located at North Shoreline, Suite 800N, Corpus Christi, Texas, U.S.A., 78401

("UEC);

OF THE FIRST PART

AND:

Concentric Energy Corp., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 17318 De Chirico Circle, Spring, Texas, U.S.A., 77379

("Concentric");

OF THE SECOND PART

WHEREAS:

(A)     UEC and Concentric entered into that certain Merger Agreement & Plan of Merger (the "Agreement") dated May 5, 2011, whereby the parties agreed to a merger transaction (the "Merger") as described therein;

(B)     The Agreement provides for a termination date (the "Termination Date") of August 31, 2011, or such later date as mutually agreed by the parties thereto;

(C)     The Agreement provides that the closing of the Merger (the "Effective Date") shall not be later than August 31, 2011 unless mutually agreed by the parties thereto in writing;

(D)     The Disclosure Schedule to the Agreement provides that Concentric's principal asset is a set of 289 contiguous, unpatented and lode mining claims located on a tract of property known as the Anderson Property in Yavapai County, Arizona;

(E)     UEC and Concentric wish to amend the terms of the Agreement to extend the Termination Date and the Effective Date thereunder to October 31, 2011 or such later date as mutually agreed by UEC and Concentric; and

(F)     UEC and Concentric wish to amend Section 4.1(y) of the Disclosure Schedules to the Agreement to indicate that Concentric's principal asset consists of 370 (not 289) contiguous, unpatented and lode mining claims located on a tract of property known as the Anderson Property in Yavapai County, Arizona;

THIS AMENDMENT WITNESSES that, in consideration of the respective covenants and agreements herein contained, Concentric and UEC mutually covenant and agree as follows:

Certain Definitions

1.     Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Agreement.

Amendment

2.     The Agreement is hereby amended as follows:

(a)     the definition of "Termination Date" is hereby amended to read as follows:

"Termination Date" means October 31, 2011, or such later date as may be mutually agreed by the Parties to this Agreement;"; and

(b)     Section 8.1 of the Agreement is hereby amended to read as follows:

"8.1     Closing shall take place at the offices of UEC's Lawyers at 10:00 a.m. on a date to be mutually agreed upon by the Parties hereto, which shall not be later than October 31, 2011 unless mutually agreed to by the Parties hereto in writing (the "Effective Date")."; and

(c)     Section 4.1(y) of the Concentric Disclosure Schedule to the Agreement is hereby amended to read as set forth in Appendix I to this Amendment.

3.     Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect as of the date hereof.

Effect of Amendment

4.     This Amendment shall form a part of the Agreement for all purposes, and each of Concentric and UEC shall be bound hereby. From and after the Execution Date of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

Entire Agreement

5.     This Amendment constitutes the entire agreement between the parties hereto, and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the parties hereto, with respect to the subject matter of this Amendment. Nothing in this Section 5 will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Amendment that is executed and delivered contemporaneously with or pursuant to this Amendment.

Governing Laws

6.     This Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

Counterparts

7.     This Amendment may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties hereto, and each of which will together be deemed to be an original, notwithstanding that each party hereto is not a signatory to the same counterpart.

Headings

8.     The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF each of the parties has set their respective hands and seals in the presence of their duly authorized signatories as of the Execution Date determined hereinabove.

The COMMON SEAL of Uranium Energy Corp. was hereunto affixed in the presence of: /s/ Mark Katsumata Authorized Signatory	) ) ) ) ) ) )	(C/S)
The COMMON SEAL of Concentric Energy Corp. was hereunto affixed in the presence of: /s/ Ralph Kettel Authorized Signatory	) ) ) ) ) ) )	(C/S)

Appendix I

Section 4.1(y) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

     The following represents all Mineral Assets that Concentric is, and/or will be, at Closing, the legal and beneficial owner of:

Mineral Assets

     Concentric's principal asset is a set of 370 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property, located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona.

     The Anderson Property is located in Yavapai County, west-central Arizona, approximately 100 miles northwest of Phoenix and 40 miles northwest of Wickenburg. The general area is situated along the northeast margin of the Date Creek Basin. The Anderson Property is located on the south side of the Santa Maria River approximately 13 miles west of Arizona State Highway 93. The Anderson Property can be accessed through paved, all-weather gravel and dirt roads.

     The Anderson Property comprises portions of the claim positions held in the 1970s by Minerals Exploration Company of Union 76 Minerals, or MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A., Inc., or Urangesellschaft. Hanson Exploration, Inc., or Hanson, consolidated these claim positions under single ownership in 1995. By 1998, Hanson had dropped the claims and Concentric re-staked the claims in 2001. Concentric's claim holdings consist of 370contiguous, unpatented, lode mining claims (each 600 ft wide by 1,500 ft long) for a total of 5,785 acres (9.04 sq miles).

     Concentric also holds 9 placer claims (each 660 ft wide by 1,320 ft long) that superimpose part of the lode claim block. The Bureau of Land Management of the U.S. Department of the Interior, or BLM, owns surface rights in the area, with the exception of state-granted ownership in Section 16, T11N, R10W.

     The claim areas previously held by MinEx (to the north) and by Urangesellschaft (to the south) generally overlap the current claim holdings comprising the Anderson Property. Only twenty claims or parts of claims that Concentric's currently hold lie outside the areas previously held by MinEx and Urangesellschaft. Conversely, some of the claims formerly held by MinEx and Urangesellschaft lie outside the current claims Concentric holds.

     Concentric holds ninety-five percent of its claims by mineral entry on public lands of the United States. Concentric staked the claims using a GPS unit to locate end centers, and then erected standard 2-inch by 2-inch by 60-inch posts (location monuments) at 10-ft or 20-ft offsets onto each claim from the end center. Concentric then perfected each claim by locating and erecting similar posts at common or stand-alone corners of each claim, depending on the location within the claim block. Concentric placed claim papers in vials on each of the location monuments and marked corner posts with magic marker to delineate them as such. In addition, Concentric holds the east half of Section 16, T11N, R10W through a mineral exploration permit issued by the state of Arizona.

     There has been minor production from the north end of the property during the period from 1955 through 1959, where 195 acres have been classified by the BLM as "disturbed." This area is the result of small-scale mining of oxide ore that outcrops there. All of this work was by open pit methods, consisting of short, shallow, dozer trenches and cleared areas. There are no underground workings on the Anderson Property. The mines are all "open pit" mines.

     There are no tailings ponds on the Anderson Property. Some material has been bulldozed around to get at surface ore, but "waste deposits" per se cannot readily be identified. Important natural features include arroyos that transect the Anderson Property, generally flowing northward. A prominent escarpment, capped by conglomerate and/or basalt, passes through the northern part of the property, protecting the underlying ore to the south from oxidation and erosion, two features that characterize the mineralization in the northernmost part of the Anderson Property below the cliff face. Topography is generally rugged, with more relief at the north end of the deposit. The southern part lies on the top of a mesa, so the ground is flat with shallow meandering arroyos. Rugged mountain ranges (the Black Mountains and the Poachie Range) lie north and east of the Anderson Property boundary.

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